UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)         April 6, 2017

LAS VEGAS SANDS CORP.
(Exact name of registrant as specified in its charter)
NEVADA
(State or other jurisdiction of incorporation)
001-32373	27-0099920
(Commission File Number)	(IRS Employer Identification No.)

3355 LAS VEGAS BOULEVARD SOUTH LAS VEGAS, NEVADA	89109
(Address of principal executive offices)	(Zip Code)

(702) 414-1000
(Registrant’s Telephone Number, Including Area Code)

NOT APPLICABLE
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On April 6, 2017, the Board of Directors (the “Board”) of Las Vegas Sands Corp. (the “Company”) elected Lewis Kramer and Patrick Dumont as new members of the Board.
Mr. Kramer was elected as a Class I director whose term will expire in 2017. The Board also appointed Mr. Kramer as a member of its Audit Committee and its Nominating and Governance Committee. There are no arrangements between Mr. Kramer and any other person pursuant to which Mr. Kramer was selected as a director, nor are there any transactions to which the Company or any of its subsidiaries is a party and in which Mr. Kramer has a material interest subject to disclosure under Item 404(a) of Regulation S-K. As a non-employee director, Mr. Kramer will be compensated for his services as described in the Company's proxy statement for its 2016 annual meeting of stockholders, filed with the Securities and Exchange Commission on April 22, 2016 (the "2016 Proxy Statement"), under the heading "Director Compensation.”
Mr. Dumont, the Company’s Executive Vice President and Chief Financial Officer, was elected as a Class II director whose term will expire in 2018. As previously disclosed in the Current Report on Form 8-K filed on March 30, 2016, the Company entered into an employment agreement with Mr. Dumont that is effective as of January 1, 2016 and expires on December 31, 2020. Mr. Dumont is the son-in-law of Sheldon G. Adelson, the Company’s Chairman of the Board, Chief Executive Officer and Treasurer. For information regarding certain transactions involving Mr. Adelson and his family, please see the 2016 Proxy Statement under the heading “Certain Transactions - Other Transactions with Mr. Adelson and His Family.”
On April 6, 2017, Jason N. Ader informed the Company that he will resign from the Board, effective immediately.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report on Form 8-K to be signed on its behalf by the undersigned, hereunto duly authorized.

Dated: April 6, 2017

LAS VEGAS SANDS CORP.
By:	/s/ Lawrence A. Jacobs
Name: Lawrence A. Jacobs Title: Executive Vice President and Global General Counsel and Secretary